EX-99.28(h)(2)(h)

AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated October 28, 2016, to the Transfer Agent Servicing Agreement dated August 27, 1999, as amended (the "Agreement"), is entered into by and between Jacob Funds Inc., f/k/a Jacob Internet Fund Inc., a Maryland corporation (the "Company"), and U.S. Bancorp Fund Services, LLC, f/k/a Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 10.B of the Agreement allows for its amendment by the mutual written consent of the parties.

NOW THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit A attached hereto to reflect the liquidation and termination of the Jacob Wisdom Fund series of the Company.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman, President and CEO	By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Executive Vice President

Amended and Restated Exhibit A
to Transfer Agent Servicing Agreement dated August 27, 1999
 between Jacob Funds Inc. and U.S. Bancorp Fund Services, LLC

Series Name	Original Effective Date
Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Micro Cap Growth Fund	August 27, 1999 January 29, 2010 November 12, 2012

Effective October 28, 2016.
A-1